UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported) April 16, 2003

                               SEQUIAM CORPORATION
             (Exact name of registrant as specified in its chapter)

           California               333-45678              33-0875030
   (State or other jurisdiction    (Commission           (IRS Employer
       of incorporation)           File Number)        Identification No.)

          300 SUNPORT LANE, ORLANDO, FLORIDA                 32809
        (Address of principal executive offices)           (Zip Code)



Registrant's telephone number, including area code 407-541-0774

                                 Not Applicable
          (Former name or former address, if changed since last report)



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ITEM  5.   OTHER  EVENTS  AND  REGULATION  FD  DISCLOSURE

     On March 13, 2003, we filed a Form 8-K with the Securities and Exchange Commission regarding an 8% Convertible Debenture and Warrant to Purchase Common Stock issued to La Jolla Cove Investors, Inc., each dated as of March 5, 2003. On April 16, 2003, we amended the terms of the 8% Convertible Debenture and the Warrant to Purchase Common Stock. The terms of the amendment are summarized below and are set forth in a letter agreement dated, April 16, 2003, a copy of which is included as an exhibit to this Current Report.

     Pursuant to the letter agreement, the potential investment has been reduced from $9,300,000 to $3,300,000, unless the Debenture is converted into less than 4,600,000 shares, in which event we will issue a warrant to purchase the difference at $1.50 per share. The number of shares that could be issued upon conversion of the 8% Convertible Debenture has been increased to 4,600,000 shares of common stock, and the number of shares that can be issued pursuant to the Warrant to Purchase Common Stock has been reduced to 2,000,000. The exercise price of the Warrant to Purchase Common Stock has been changed from a fluctuating rate based upon the market rate of our common stock, to a fixed rate of $1.50 per share.

     La Jolla Cove Investors, Inc. must exercise a proportionate amount of the total Warrant to Purchase Common Stock simultaneously with the conversion of any portion of the 8% Convertible Debenture. For example, if La Jolla Cove Investors, Inc. converts $150,000 (one-half) of the principal amount of the 8% Convertible Debenture, then it must also exercise the right to purchase 1,000,000 shares of common stock (one-half of the available shares) at $1.50 per share, pursuant to the Warrant to Purchase Common Stock (regardless of the market value of the common stock).

     All other terms of the 8% Convertible Debenture and Warrant to Purchase Common Stock remain the same.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     The following exhibits are included as part of this report

4.1  Letter  Agreement,  dated  effective as of March 5, 2003, by and between La
Jolla  Cove  Investors,  Inc.  and  Sequiam  Corporation.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUIAM CORPORATION


Date: April 16, 2003           By: /s/ Nicholas H. VandenBrekel
                               -------------------------------------------------
                               Nicholas H. VandenBrekel, Chief Executive Officer



                               By: /s/ Mark L. Mroczkowski
                               -------------------------------------------------
                               Mark L. Mroczkowski, Chief Financial Officer


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